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                                                                   Exhibit 10(z)

                AMENDMENT TO 6.5% SUBORDINATED PROMISSORY NOTE
                              DUE OCTOBER 24, 2001

     THIS AMENDMENT (this "Amendment"), dated as of April 13, 2000, is by and between Access Worldwide Communications, Inc., formerly known as CulturalAccessWorldwide, Inc. (the "Maker") and Ann M. Holmes (the "Payee").

                                   WITNESSETH

     WHEREAS, the Maker executed that certain 6.5% Subordinated Promissory Note (the "Subordinated Note") due October 24, 2001, in the original principal amount of $5,500,000.00 payable to the Payee dated as of October 24, 1998;

     WHEREAS, by virtue of certain agreed-upon offsets, the principal amount has been reduced to $5,219,000.00;

     WHEREAS, pursuant to Section 2 of the Subordinated Note and the terms and conditions of that certain Note Subordination Agreement executed by and among the Maker, the Payee and Bank of America, N.A., formerly known as NationsBank, N.A., (the "Agent") and due to the existence of a Senior Indebtedness (as defined in the Note Subordination Agreement) default, the Maker has not made the payment due on the Subordinated Note on October 24, 1999 to the Payee;

     WHEREAS, the Maker and the Payee have agreed to amend the Subordinated
Note;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Maker and the Payee, the Subordinated Note is hereby amended as follows:

                                I.  DEFINITIONS

     1.  Definitions.  Unless otherwise defined herein, capitalized terms used
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in this Amendment have the meanings provided in the Subordinated Note.

                                II.  AMENDMENTS

     1.  Amendment to Section 1.  Section 1 of the Subordinated Note is amended
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and restated in its entirety to read as follows:

     Section 1.  General.  FOR VALUE RECEIVED, ACCESS WORLDWIDE COMMUNICATIONS,
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INC., formerly known as CulturalAccessWorldwide, Inc., a Delaware corporation
(the "Maker"), hereby promises to pay to the order of Ann M. Holmes (the "Payee"), at the offices of the Maker (except that the Payee may require that payments shall be made to the Payee by mail at such addresses the Payee shall from time to time designate in writing to the Maker), the principal sum of Five Million Two Hundred Nineteen Thousand Dollars ($5,219,000.00) in lawful money of the United States of America or such lesser amount as may be payable due to offsets, if any, as provided for herein.

          The principal amount hereof and interest thereon shall be payable in

          (i) consecutive monthly installments of One Hundred Fifty Thousand Dollars ($150,000.00), payable on the first day of the month, except for the first installment which shall be payable on the date of execution of this Amendment; and

          (ii) two (2) additional installments of Two Hundred Fifty Thousand Dollars ($250,000.00) each, the first of said additional installments payable May 25, 2000, and the second of such additional installments payable October 25, 2000,

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all in accordance with the schedule of payments attached hereto as Schedule A.
The entire principal amount of this Note then outstanding, together with any outstanding accrued and unpaid interest thereon, shall be due and payable on the date shown on Schedule A as the "Final Payment Date."

     Interest on the unpaid principal amount hereof, as reflected on the attached Schedule A, in like money, shall be payable from October 24, 1998 through the Final Payment Date, at the rate of six and one-half percent (6.5%) per annum for the period ended October 23, 1999, and thereafter at the default interest rate of twelve percent (12%) per annum. Interest shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.

     2.  Amendment to Section 2.  Section 2 of the Subordinated Note is amended
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and restated in its entirety to read as follows:

     Section 2.  Subordination.  The Maker hereby covenants and agrees, and the
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holder of this Note, by such holder's acceptance hereof, hereby consents, covenants and agrees, that, the indebtedness of the Maker for or on account of principal and interest on this Note, and the payment of principal of and interest (whether by redemption or otherwise) on this Note, is hereby expressly made subordinate and junior in right of payment to the extent provided in the Note Subordination Agreement signed as of the date hereof and as amended from time to time, by and among the Maker, the Payee and Bank of America, N.A. (the "Note Subordination Agreement").

     3.   Amendment to Section 4(a).  Section 4(a) of the Subordinated Note is
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amended and restated in its entirety to read as follows:

     "(a) the Maker fails to pay any installment of principal payable under this Note or interest thereon within twenty-one (21) days after receipt of written notice from the holder of this Note, subject to any applicable cure period, to the effect that such installment or interest has not been paid when due."

                             III.  NON-COMPETITION

     At the time of the execution of this Amendment, the Payee is no longer under any restrictions in respect of her right to compete with the Maker, the non-competition provisions contained in both Section X of a certain Agreement of Purchase and Sale, dated October 24, 1998 (the "Sale Agreement") by and among AM Medica Communications, the Payee and the Maker, as well as in Section 8 of a certain Employment Agreement dated October 24, 1998 (the "Employment Agreement") between the Maker and the Payee, having terminated and being of no further force. The Maker is of the belief that it is essential to the continued financial success of the Maker that the Payee be restricted from competing against the Maker, and in order to induce the Payee to enter into a non-competition agreement with the Maker at this time, the Maker has agreed to amend the Subordinated Note to make payments as provided above. In consideration thereof, the Payee has agreed to enter into a new non-competition agreement as herein below provided and it is understood and agreed that the foregoing constitutes new value being provided by the Payee and a contemporaneous exchange of reasonably equivalent values.

     1. The Payee agrees that, in consideration of the payments under the Subordinated Note, as set forth above, the Payee will not, during the Term (as hereinafter defined), nor for a period of eighteen months after the Termination Date (as hereinafter defined), directly or indirectly, (i) engage, whether as principal, agent, investor, distributor, representative, stockholder, consultant, volunteer or otherwise, with or without pay, in any activity or business venture, which is competitive with the specific business of the A M Medica Communications Group of the Maker in providing medical meetings management and medical publications in the form of slide-lecture kits, abstract brochures for meetings, clinical teaching monographs and hospital formulary kits, and medical audiovisual production (the "Competitive Business"), (ii) solicit or entice or endeavor to solicit or entice away from the Maker any person who was or is at the time of solicitation, a director, officer, or employee of the Maker, for the Payee's own account, or for any person, firm, corporation or other organization, (iii) solicit or entice or endeavor to solicit or entice away any of the clients or customers or active prospects of any member of the Maker for the purpose obtaining business which is specifically competitive with the Competitive Business, either for the Payee's own account or for

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any other person, firm corporation or organization, (iv) employ any person who was or is at the time of solicitation, a director, officer or employee of the Maker, or (v) at any time take any action or make any statement, the effect of which would be, directly or indirectly, to impair the good will of any member of the Maker or the business reputation or good name of the Maker, or be otherwise detrimental to the Maker, including any action or statement intended, directly or indirectly, to benefit a competitor of the Maker.

     2. In the event that an event of default shall have occurred under the Subordinated Note, as amended hereby, by reason of the failure of the Maker to pay any installment hereunder when due, the Payee shall then have the right to give further written notice to the Maker, with a copy to the Agent (as defined below) to the effect that if said installment shall not have been paid in full within a period of forty-five (45) days following receipt by the Maker of such notice, then same shall be considered a "Termination Event," (as defined in Paragraph 5 below) and the provisions of Paragraph 1 of this Section III shall terminate and be of no further force and effect and shall no longer bind the Payee.

     3. The Payee and the Maker agree that if, in any proceeding, the court or authority shall refuse to enforce the covenant herein set forth because such covenant covers too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

     4. The Payee expressly acknowledges and agrees that the covenants and agreements set forth in Paragraph 1 above are reasonable in all respects, and necessary in order to protect, maintain and preserve the value and goodwill of the Maker, as well as the proprietary and other legitimate business interests of the Maker.

     5. As used in this Section III, the phrase "Termination Date" shall refer to the date on which full and final payment of all sums due hereunder is made to the Payee. As used in this Section III, the word "Term" shall refer to the period commencing on the date hereof and ending on the earlier to occur of (a) the Termination Date, or (b) a Termination Event. Notwithstanding anything herein to the contrary, the occurrence of a Termination Event shall serve immediately terminate the provisions of Paragraph 1 of this Section III and shall release the Payee from any and all obligations under such Paragraph 1 of this Section III, without further waiting period.

                               IV.  MISCELLANEOUS

     1.  Effectiveness.  This Amendment shall be ineffective until such time as
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(a) the same has been approved in writing by Bank of America, N.A. as agent for the lenders under that certain Credit Agreement dated March 12, 1999, between the Maker, certain subsidiaries of the Maker as guarantors, and Bank of America, N.A. as agent for the lenders (the "Agent".) and (b) the Maker, the Payee and the Agent shall have executed a Note Subordination Agreement in form satisfactory to all parties providing among other things for the payments provided for in Section I above .

     2.    Representations and Warranties of the Maker.  The Maker hereby
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represents and warrants that it:  (i) has the requisite corporate power and authority to execute, deliver and perform this Amendment, as applicable; and
(ii) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Amendment, and this Amendment does not violate any law, rule, regulation, contract or agreement otherwise enforceable by or against the Maker.

     3.  Representations of the Payee.  The Payee hereby represents and warrants
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that she: (i) has had the opportunity to obtain the assistance of legal counsel in carefully reviewing, discussing and consider all terms of this Amendment;
(ii) executes this Amendment as a free and voluntary act, without any duress, coercion or undue influence exerted by or on behalf of any other party; and
(iii) has full and complete authorization and power to execute this Amendment in the capacities herein stated, and this Amendment does not violate any law, rule, regulation, contract or agreement otherwise enforceable by or against her.

     4.  Limited Modification.  Except as specifically amended hereby, the
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Subordinated Note shall remain in full force and effect in accordance with its terms.

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     5.  No Oral Agreements.  This Amendment may not be contradicted by evidence
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of prior, contemporaneous or subsequent oral agreements among the parties.
There are no unwritten agreements among the Maker and the Payee.

     6.   Counterparts.  This Amendment may be executed by the parties hereto in
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several counterparts (including facsimile counterparts), each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

     7.  Governing Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE
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PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          8.  Successors and Assigns.  This Amendment shall be binding upon and
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inure to the benefit of the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, Access Worldwide Communications, Inc., and Ann M. Holmes have caused this Amendment to be duly executed on the date first above written.



                                        ACCESS WORLDWIDE COMMUNICATIONS, INC.

                                        By: ___________________________
                                        Name:
                                        Title:

_____________________________           ________________________________(SEAL)
Witness                                 Ann M. Holmes

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